TIAA-CREF Individual & Institutional Services, LLC 730 Third Avenue New York, NY 10017-3206	Angela Kahrmann President and Chief Operating Officer 860-723-8609 (tele) Angela.Kahrmann@tiaa.org

April 26, 2017

VIA EDGAR AND FACSIMILE

Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-4644
Mail Stop 3233
Attention: Rahul K. Patel, Staff Attorney

Re:     TIAA Real Estate Account
Amendment No. 1 to Registration Statement on Form S-1
(as amended, the “Registration Statement”) (File No. 333-216849)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the undersigned, as principal underwriter for the TIAA Real Estate Account (the “Account”), hereby joins a request by Teachers Insurance and Annuity Association of America, on behalf of the Account, to accelerate the effective date of the above-captioned Registration Statement for certain variable annuity contracts as soon as reasonably practicable after 8:00 a.m. ET on Monday, May 1, 2017.

Very truly yours,

TIAA-CREF INDIVIDUAL & INSTITUTIONAL
SERVICES, LLC

By: /s/ Angela Kahrmann
Name: Angela Kahrmann
Title: Senior Managing Director, Chief Operating
Officer

FST/fst
cc: F. Scott Thomas, Esq. (via interoffice)